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                                                                   EXHIBIT 10.33

                             MATRIA HEALTHCARE, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                             FOR YVONNE V. SCOGGINS

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                             MATRIA HEALTHCARE, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                             FOR YVONNE V. SCOGGINS

         THIS PLAN is hereby agreed to effective as of the 1st day of January, 2003, between Matria Healthcare, Inc., a Delaware corporation (the "Company") and Yvonne V. Scoggins (the "Executive").

         WHEREAS, the Company recognizes that the Executive, who is a member of management or an otherwise highly compensated employee, has performed services for the Company in the past that have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Company bringing it to its present status of operating efficiency, and its present position in its field of activity;

         WHEREAS, the experience of the Executive, her knowledge of the affairs of the Company and her reputation and contacts in the industry are so valuable that assurance of the availability of her continued services is essential for the future growth and profits of the Company and it is in the best interests of the Company to arrange terms so as to reasonably assure her willingness to remain in the Company's employment; and

         WHEREAS, the Executive is willing to continue in the employ of the Company provided the Company agrees to pay to her or her beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:.

SECTION 1. DEFINITIONS. For purposes of the Plan, the following terms when capitalized shall have the following meanings unless a different meaning is plainly required by the context:

         1.1 "Account" shall mean the bookkeeping account established to reflect the value of the Executive's benefit under the Plan pursuant to Section 3.1.

         1.2      "Additional Taxable Income" is defined in Section 6.2.

         1.3 "Beneficiary" shall mean any person(s), estate, trust or organization designated by the Executive to receive payment pursuant to Section
6.1 upon the death of the Executive. The Beneficiary may be designated or changed by the Executive (without the consent of any prior Beneficiary) on a form provided by the Company and delivered to the Company before her death.

         1.4 "Cause" shall mean the Company's termination of the Executive's employment on the basis of criminal or civil fraud on the part of the Executive involving a material amount of funds of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for

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such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the first sentence of this Section 1.4 and specifying the particulars thereof in detail. For purposes of this Plan only, the preparation and filing of fictitious, false or misleading claims in connection with any federal, state or other third party medical reimbursement program, or any other violation of any rule or regulation in respect of any federal, state or other third party medical reimbursement program by the Company or any subsidiary of the Company shall not be deemed to constitute "criminal fraud" or "civil fraud."

         1.5 "Change in Control" shall mean a change in the ownership of a corporation, change in the effective control of a corporation, change in ownership of a substantial portion of a corporation's assets or disposition of a substantial portion of a corporation's assets, all as defined below:

                  (a) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of that corporation which, together with stock held by such person or group, represents more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its own stock in exchange for property will be treated as an acquisition of stock.

                  (b) A change in the effective control of a corporation occurs on the date that either: any one person or more than one person acting as a group becomes the beneficial owner of stock of the corporation possessing twenty-five percent (25%) or more of the total voting power of the stock of such corporation; or a majority of members of the corporation's board of directors is replaced during any 24 month period by directors whose appointment or election is not endorsed by at least two-thirds (2/3) of the members of the corporation's board of directors who were directors prior to the date of the appointment or election of the first of such new directors.

                  (c) A change in the ownership of a substantial portion of a corporation's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total fair market value equal to or more than one-half (1/2) of the total fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. The transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred: to a shareholder of the corporation (immediately before the asset transfer) in exchange for such shareholder's capital stock of the corporation having a fair market value approximately equal to the fair market value of such assets; or to an entity, fifty percent (50%) or more of the total fair market value or voting power of which is owned, directly or indirectly, by the corporation.

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                  (d)      A disposition of a substantial portion of a
         corporation's assets occurs on the date that the corporation transfers assets by sale, lease, exchange, distribution to shareholders, assignment to creditors, foreclosure or otherwise, in a transaction or transactions not in the ordinary course of the corporation's business (or has made such transfers during the 12 month period ending on the date of the most recent transfer of assets) that have a total fair market value equal to or more than one-half (1/2) of the total fair market value of all of the assets of the corporation as of the date immediately prior to the first such transfer or transfers. The transfer of assets by a corporation is not treated as a disposition of a substantial portion of the corporation's assets if the assets are transferred to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation.

For purposes of this Plan, (i) references to the Company in this Plan include the Delaware corporation known as Matria Healthcare, Inc. as of the date of execution of this Plan, and any corporation which is the legal successor to such corporation by virtue of merger or share exchange; and (ii) the terms "person," "acting as a group" and "ownership" shall have the meanings prescribed in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder; provided, however, that in the event of any merger, consolidation or share exchange immediately following which less than fifty percent (50%) of the outstanding voting securities of the Company or its successor corporation are held by the former shareholders of the Company, the shareholders of the other parties to the transaction shall be deemed to have acted as a group that acquired ownership of more than fifty percent (50%) of the outstanding voting securities of the Company, resulting in a change in ownership under Section 1.5(a) above.

         1.6 "CIC Agreement" shall mean that certain Change in Control Severance Compensation and Restrictive Covenant Agreement, dated as of April 27, 2002, between the Company and the Executive.

         1.7 "Company" shall mean Matria Healthcare, Inc., a Delaware corporation.

         1.8 "Disability" shall mean shall mean disability under the Company's long-term disability plan then in effect (or if no plan is then in effect, the Company's long-term disability plan in effect on the date hereof), provided however, after the occurrence of a Change in Control, "Disability" shall mean termination of the Executive's employment by the Company as a result of the Executive's incapacity due to physical or mental illness, provided that the Executive shall have been absent from her duties with the Company on a full-time basis for six consecutive months and such absence shall have continued unabated for 30 days after Notice of Termination is thereafter given to the Executive by the Company.

         1.9 "Employment Tax Event" shall mean the occurrence of an event at any time after the adoption of this Plan whereby the Executive is required to recognize the value of her Account as taxable income for federal or state employment tax purposes. An Employment Tax Event does not include the occurrence of an event after the adoption of this Plan whereby the Executive is required to recognize the value of her Account as taxable income for federal or state income tax, but not federal or state employment tax, purposes.

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         1.10     "Executive" shall mean Yvonne V. Scoggins.

         1.11 "Good Reason" shall mean any of the following actions taken by the Company without the Executive's express written consent:

                  (a) The assignment to the Executive by the Company of duties inconsistent with, or a material adverse alteration of the powers and functions associated with, the Executive's position, duties, responsibilities and status with the Company prior to a Change in Control, or an adverse change in the Executive's titles or offices as in effect prior to a Change in Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of her employment for Disability, Retirement or Cause or as a result of the Executive's death or by the Executive other than for Good Reason;

                  (b) A reduction in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Plan or the Company's failure to increase (within 12 months of the Executive's last increase in base salary) the Executive's base salary after a Change in Control in an amount which at least equals, on a percentage basis, the average annual percentage increase in base salary for all corporate officers of the Company effected in the preceding 36 months;

                  (c) Any failure by the Company to continue in effect any benefit plan, program or arrangement (including, without limitation, any profit sharing plan, group annuity contract, group life insurance supplement, or medical, dental, accident and disability plans) in which the Executive was eligible to participate at the time of a Change in Control (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan, unless a comparable substitute Benefit Plan shall be made available to the Executive, or deprive the Executive of any fringe benefit enjoyed by the Executive at the time of a Change in Control;

                  (d) Any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, any bonus or contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Executive is participating at the time of a Change in Control (or any other plans or arrangements providing her with substantially similar benefits) (hereinafter referred to as "Incentive Plans") or the taking of any action by the Company which would adversely affect the Executive's participation in any such Incentive Plan or reduce the Executive's benefits under any such Incentive Plan, expressed as a percentage of her base salary, by more than five percentage points in any fiscal year as compared to the immediately preceding fiscal year, or any action to reduce Executive's bonuses under any Incentive Plan by more than 20% of the average annual bonus previously paid to Executive with respect to the preceding three fiscal years;

                  (e) Any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, the Company's 2002

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         Stock Incentive Plan, Employee Stock Purchase Plan and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which the Executive is participating or has the right to participate in prior to a Change in Control (or plans or arrangements providing her with substantially similar benefits) (hereinafter referred to as "Securities Plans") or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Securities Plan, unless a comparable substitute Securities Plan shall be made available to the Executive;

                  (f) A relocation of the Company's principal executive offices to a location more than ten (10) miles outside of Marietta, Georgia, or the Executive's relocation to any place other than the Company's principal executive offices, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to a Change in Control;

                  (g) Any failure by the Company to provide the Executive with the number of paid vacation days (or compensation therefor at termination of employment) accrued to the Executive through the date of termination;

                  (h) Any material breach (specifically including, but not limited to, the failure to make payments specified in Sections 3.2 or 4.2, as applicable) by the Company of any provision of this Plan;

                  (i) Any failure by the Company to obtain the assumption of this Plan by any successor or assign of the Company effected in accordance with the provisions of Section 12 hereof;

                  (j) Any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination, and for purposes of this Plan, no such purported termination shall be effective; or

                  (k) Any proposal or request by the Company after the Effective Date to require that the Executive enter into a non-competition agreement with the Company where the terms of such agreement as to its scope or duration are greater than the terms set forth in the CIC Agreement.

         1.12 "Income Tax Event" shall mean the occurrence of an event at any time after the adoption of this Plan whereby the Executive is required to recognize the value of her Account as taxable income for federal or state income tax purposes. An Income Tax Event does not include the occurrence of an event after the adoption of this Plan whereby the Executive is required to recognize the value of her Account as taxable income for federal or state employment tax, but not federal or state income tax, purposes.

         1.13     "Initial Credit" is defined in Section 3.1.

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         1.14     "Notice of Termination" shall mean a written notice which
shall indicate whether such termination is for Disability, Retirement or Cause and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Plan, no termination of the Executive's employment by the Company shall constitute a termination for Disability, Retirement or Cause unless such termination is preceded by a Notice of Termination.

         1.15 "Plan" shall mean this Matria Healthcare, Inc. Supplemental Executive Retirement Plan for Yvonne V. Scoggins.

         1.16 "Policy" shall have the meaning given to such term in the Split-Dollar Agreement.

         1.17 "Retirement" shall mean termination of the Executive's employment based on the Executive's having attained age 65.

         1.18 "Split-Dollar Agreement" shall mean that certain Split-Dollar Life Insurance Agreement, dated as of July 1, 1998, between the Company and the Executive.

         1.19 "Targeted Benefit" shall have the meaning given to such term in the Split-Dollar Agreement.

         1.20 "Trust" shall mean a trust established for purposes of informally securing the obligations of this Plan.

         1.21 "Trustee" shall have the same meaning given to such term in the Trust.

         1.22 "Year of Service" shall mean each twelve (12) month period during the Executive's employment with the Company in which the Executive completes at least one thousand (1,000) hours of employment with the Company plus, in the event of a Change in Control of the Company, three (3) years. Employment with any entity in which the Company, directly or indirectly, owns in excess of fifty percent (50%) of the voting interests therein shall, for all purposes of this Plan, constitute employment with the Company.

SECTION 2.        PLAN ADMINISTRATION.

         2.1 Plan Administrator. The Company shall appoint or designate a Plan Administrator (who shall not be the same person or entity as the Trustee). The initial Plan Administrator shall be a committee, the members of which shall be the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company.

         2.2      Powers and Duties of the Plan Administrator.

                  (a) The Plan Administrator (either directly or through its designees) will have power and authority to interpret, construe, and administer this Plan, provided that the Plan Administrator's authority to interpret this Plan shall not cause the Plan Administrator's decisions in this regard to be entitled to a deferential standard of review

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         in the event that the Executive or her Beneficiary seeks review of the
         Plan Administrator's decision, as described below.

                  (b) The powers and duties of the Plan Administrator will include the following: (i) appointing the Plan's attorney, accountant, actuary, or any other party needed to administer the Plan; (ii) directing the Trustee with respect to payments from the Trust; (iii) communicating with the Executive regarding their participation and benefits under the Plan, including the administration of all claims procedures; (iv) filing any returns and reports with the Internal Revenue Service, Department of Labor, or any other governmental agency; and (v) reviewing and approving any financial reports, investment reviews, or other reports prepared by any party under (i) above.

                  (c) Neither the Plan Administrator, its designee, nor its advisors shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation and administration of this Plan.

         2.3 Employment of Agents and Counsel. The Plan Administrator may appoint such actuaries, accountants, custodians, counsel, agents, consultants, and other persons deemed necessary or desirable in connection with the administration and operation of the Plan. The actions of any such third parties will be subject to the limitations established by the Plan Administrator; and no such third parties will be given any authority or discretion concerning the management and operation of the Plan that would cause them to become fiduciaries of the Plan (as that term is defined in ERISA).

         2.4 Compensation and Expenses. The Plan Administrator may receive such compensation as agreed upon between the Company and the Plan Administrator, but any person who already receives full-time pay from the Company may not receive any fees for services to the Plan as Plan Administrator or in any other capacity. The Company will pay all reasonable expenses incurred by the Plan Administrator in the performance of its duties.

         2.5 Claims Procedures. At such time as the Executive (or her Beneficiary, as applicable) is entitled to a payment under the terms of Section 6, the Executive or representative of such Executive may apply to the Plan Administrator requesting payment of benefits due and the manner of payment, in accordance with the following:

                  (a)      Claims.

                           (i) A person who believes that she is being denied a benefit to which she is entitled under this Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Plan Administrator, setting forth her claim. The request must be addressed to the Plan Administrator, in care of the Company at its then principal place of business.

                           (ii)     Upon receipt of a claim, the Plan
                  Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall deliver such reply within such period.

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                           (iii)    If the claim is denied in whole or in part,
                  the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (A) the specific reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect her claim and an explanation why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review of the claim.

                           (iv) Within sixty (60) days after the Claimant's receipt of the written opinion described above, the Claimant may request in writing a review of the denial. Such request must be addressed to the Plan Administrator, in care of the Company at its then principal place of business. The Claimant or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator.

                           (v) Within sixty (60) days after the Plan Administrator's receipt of a request for review, the Plan Administrator will review its determination. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, using language calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based.

                  (b)      Arbitration of Denied Claims.

                           (i) Because it is agreed that time will be of the essence in determining whether any payments are due, a Claimant under this Plan, following receipt of the Plan Administrator's denial of a claim (in whole or in part) pursuant to Section 2.5(a) above, may, if she desires, submit any claim for payment under this Plan or dispute regarding the interpretation of this Plan to arbitration. This right to select arbitration shall be solely that of the Claimant, and the Claimant may decide whether or not to arbitrate in her discretion. The "right to select arbitration" is not mandatory on the Claimant, and the Claimant may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Executive, only she can use the arbitration procedure set forth in this section.

                           (ii) Any claim for arbitration may be submitted as follows: If the Claimant disagrees with the Plan Administrator regarding the interpretation of this Plan and the claim is finally denied by the Plan Administrator in whole or in part, such claim may be filed in writing with an arbitrator of the Claimant's choice, who is selected by the method described in the next four (4) sentences. The first

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                  step of the selection shall consist of the Claimant submitting a list of three (3) potential arbitrators to the Plan Administrator. Each of the three (3) arbitrators must be either (A) a member of the National Academy of Arbitrators located in the State of Georgia, or (B) a retired Georgia Superior Court, Court of Appeals, or Supreme Court judge. Within two (2) weeks after receipt of the list, the Plan Administrator shall select one (1) of the three (3) arbitrators as the arbitrator for the dispute in question. If the Plan Administrator fails to select an arbitrator in a timely manner, the Claimant shall then designate one (1) of the three (3) arbitrators as the arbitrator for the dispute in question.

                           (iii) The arbitration hearing shall be held within seven (7) days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Claimant and the Plan Administrator. Absence from or non-participation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in her sole discretion when she decides she has heard sufficient evidence to satisfy issuance of an award.

                           (iv) The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one (1) week after the close of the hearing. In the event the arbitrator finds that the Company has breached this Plan, she shall order the Company to immediately take the necessary steps to remedy the breach. The award of the arbitrator shall be final and binding upon the parties. The award may be enforced in any appropriate court as soon as possible after its rendition. If an action is brought to confirm the award, both the Company and the Executive (on her own behalf and on behalf of all other Claimants) agree that no appeal shall be taken by either party from any decision rendered in such action.

                           (v) Solely for purposes of determining the allocation of the costs described in this subsection, the Plan Administrator will be considered the prevailing party in a dispute if the arbitrator determines that (A) the Company has not breached this Plan, and (B) the claim by the Claimant was not made in good faith. Otherwise, solely for purposes of determining the allocation of the costs described in this subsection, the Claimant will be considered the prevailing party. In the event that the Company is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorney's fees incurred by the Company), including the fees of a stenographic reporter, if employed, shall be paid by the Claimant. In the event that the Claimant is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including any attorney's fees incurred by the Claimant in pursuing her claim), including the fees of a stenographic reporter, if employed, shall be paid by the Company.

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SECTION 3.        BENEFITS.

         3.1 An Account shall be established for the Executive with an initial credit of an amount equal to the net present value (calculated at a discount rate of 7.32%) as of December 31, 2002 of the Targeted Benefit ($726,464.00) (the "Initial Credit").

         3.2      Additional Payments.

                  (a) Subject to Section 4.2(a), following the initial occurrence of an Income Tax Event, the Company shall promptly pay to the Executive (or his Beneficiary, if applicable) an amount equal to 42.7% of the Initial Credit.

                  (b) Subject to Sections 4.2(b) and 6.2(b), following each occurrence of an Employment Tax Event, the Company shall promptly pay to the Executive (or her Beneficiary, if applicable), an amount equal to the amount the Company is required to withhold from the Executive's wages for the Executive's share of federal or state employment taxes with respect to the value of the Executive's Account at such time.

SECTION 4.        TRUST.

         4.1      Initial Deposit.

                  (a) The Company shall deposit, on or before January 31, 2003, to the Trust an amount equal to the difference between the Initial Credit and the net cash surrender value of the Policy as of December 31, 2002.

                  (b) The Company shall deposit, on or before February 28, 2003, to the Trust an amount equal to the greater of (i) the net proceeds received by the Company upon the surrender of the Policy or
         (ii) the net cash surrender value of the Policy as of December 31, 2002.

         4.2      Deposit Following Change in Control.

                  (a) Following the initial occurrence of a Change in Control, in the event no payment has been made to the Executive pursuant to Section 3.2(a), the Company shall deposit to the Trust an amount equal to 42.7% of the Initial Credit. Upon deposit of such funds to the Trust, the Company shall have no further obligation to make payment to the Executive pursuant to Section 3.2(a).

                  (b) Following the initial occurrence of a Change in Control, the Company shall deposit to the Trust an amount equal to the difference between 1.45% of the Initial Credit and the amount of any payments made to the Executive pursuant to Section 3.2(b). Upon and following deposit of such funds to the Trust, the Company shall have no obligation to make payment to the Executive pursuant to Section 3.2(b) until such time, if any, as the aggregate amount of payments which the Executive has received or to which the Executive is entitled under
         Section 6.2(b) is equal to the amount deposited pursuant to

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         this Section 4.2(b), regardless of whether the Executive actually elects to receive all or a portion of such payments.

                  (c) The value of the Executive's Account shall be increased by an amount equal to the amount of any deposits to the Trust pursuant to this Section 4.2.

         4.3 Funds so deposited in the Trust may be kept in cash or invested and reinvested in mutual funds, stocks, bonds, securities or any other assets as may be selected by the Company under the terms of the Trust.

SECTION 5.        INVESTMENT OF ACCOUNT.

         5.1 The value of the Executive's Account shall be adjusted as appropriate to reflect (i) contributions to the Trust on the Executive's behalf in excess of the Initial Credit, (ii) deemed income, gain or loss attributable to the deemed investment of the Account pursuant to Section 5.2 and (iii) payments to the Executive from the Account. The Executive agrees on behalf of himself and her Beneficiary to assume all risk in connection with any decrease in value of her Account due to the deemed investment provisions of Section 5.2. The Company or the Plan Administrator may cause the Trustee to maintain and invest a separate asset account corresponding to the Executive's Account. As of the last business day of each calendar quarter, the Plan Administrator shall provide the Executive with a statement of her Account reflecting the deemed income, gains and losses (realized and unrealized) and distributions of such Account since the prior statement.

         5.2      Deemed Investments.

                  (a) For purposes of measuring the amounts to be credited (or debited) to the Executive's Account, the Executive may select, from the investment options or other investment media provided by the Trustee and approved by the Company, the investments in which all or part of her Account shall be deemed to be invested. In no event shall any Executive be entitled to have any such investments made other than on a deemed basis. The Accounts maintained pursuant to this Plan are for bookkeeping purposes only, and neither the Company nor the Trustee is under any obligation to invest any amounts credited to such Accounts.

                  (b) The Executive shall make an investment designation (in such other manner as specified by the Plan Administrator or the Company) which shall remain effective until another valid direction has been made by the Executive. The Executive may amend her investment designation at such times and in such manner as prescribed by the Plan Administrator. A timely change to the Executive's investment designation shall become effective as soon as administratively practicable in accordance with procedures established by the Plan Administrator. The investment options or investment media deemed to be made available to the Executive, and any limitation on the maximum or minimum percentages of the Executive's Account that may be deemed to be invested in any particular option or investment, shall be the same as from time to time communicated to the Executive by the Plan Administrator.

                  (c) The Trustee shall invest assets of the Trust in accordance with the terms and provisions of the trust agreement that establishes and governs the Trust.

SECTION 6. PAYMENT OF BENEFITS. The benefits to be paid under the terms of this Plan and to the Executive (unless they are forfeited by the occurrence of any of the events of forfeiture specified in Section 7, below) are as follows:

         6.1 If the Executive's employment hereunder is continued until the earlier of (i) such time as Executive's attainment of age 65 or (ii) the date of the Executive's death, the Company shall pay to her or her Beneficiary (as the case may be) in one lump sum the value of her Account, as adjusted pursuant to
Section 5.1, as of such date. If no such Beneficiary shall have been designated, or if no designated Beneficiary shall survive the Executive, amounts payable to the Executive under the terms of this Plan at her death shall be paid in one lump sum to the Executive's estate.

         6.2      Payment for Taxes.

                  (a) Following the initial occurrence of an Income Tax Event at any time prior to the payment of the Executive's Account pursuant to Section 6.1, the Executive shall be entitled to an immediate payment from her Account of an amount equal to the excess of
         (i) any federal or state income tax owed by the Executive in respect of the Executive's interest in her Account over (ii) the amount payable to Executive pursuant to Section 3.2(a). In the event that, subsequent to any payment made pursuant to Section 3.2(a) and, if required, any payment made pursuant to the first sentence of this Section 6.2(a), but prior to the payment of the Executive's Account pursuant to Section 6.1, the Executive is required to recognize taxable income for federal or state income tax purposes in respect of the value of her Account (specifically including earnings, if any, on the Initial Credit), other than any such taxable income recognized by the Executive upon the initial occurrence of an Income Tax Event, ("Additional Taxable Income") the Executive shall be entitled to an immediate payment from her Account of an amount equal to the excess, if any, of (i) any federal or state income tax owed or previously owed in respect of the value of her Account (specifically including any federal or state income tax owed in respect of such Additional Taxable Income), over
         (ii) any payments previously made under Section 3.2(a) or from the Account pursuant to this Section 6.2(a).

                  (b) Following the occurrence of an Employment Tax Event at any time prior to the payment of the Executive's Account pursuant to
         Section 6.1, but subsequent to a contribution to the Trust pursuant to
         Section 4.2(b), the Executive shall be entitled to an immediate payment from her Account of an amount equal to the lesser of:

                           (i) the amount contributed to the Trust pursuant to Section 4.2(b) (less the amount of any prior payments pursuant to the terms of this Section 6.2(b)); or

                           (ii) the amount the Company is required to withhold from the Executive's wages for the Executive's share of federal or state employment taxes with respect to the value of the Executive's Account at such time.

                  (c) Notwithstanding the foregoing, no payment pursuant to this Section 6.2 shall exceed the value of the Executive's Account as of the applicable date of payment.

         6.3 Notwithstanding Section 6.1, the Executive shall be entitled to payment of the value of her Account in accordance with the following:

                  (a) Provided the Executive shall elect on a form provided by and delivered to the Company, all (and not less than all) of the Executive's vested Account balance shall be payable on or after the earlier to occur of (a) the Executive's attainment of age 55 or (b) a Change in Control. A payment under this Section 6.3(a) shall be payable during any calendar year (which date shall be specified in the Executive's election) which is at least one calendar year after the calendar year during which the Executive makes the election for payment.

                  (b) Following the occurrence of an Income Tax Event, and provided the Executive shall elect on a form provided by and delivered to the Company, all or a portion of the Executive's vested Account balance shall be payable on or after the earlier to occur of (a) the Executive's attainment of age 55 or (b) a Change in Control. A payment under this Section 6.3(b) shall be payable as soon as practicable after the Company's receipt of the Executive's election.

                  (c) Following the occurrence of a Change in Control, in the event the Executive's employment is terminated (i) involuntarily by the Company without Cause or (ii) voluntarily by the Executive for Good Reason, all of the Executive's vested Account balance shall be payable as soon as practicable after such termination.

                  (d) In the event of the Executive's death after termination of her employment but prior to payment of the value of her Account pursuant to Section 6.1 or otherwise under this Section 6.3, the Company shall pay to her Beneficiary in one lump sum the value of her vested Account balance, as adjusted pursuant to Section 5.1, as of the date of the Executive's death. If no such Beneficiary shall have been designated, or if no designated Beneficiary shall survive the Executive, amounts payable to the Executive under the terms of this Plan at her death shall be paid in one lump sum to the Executive's estate.

         6.4 All payments to the Executive, her Beneficiary or estate pursuant to the terms of the Plan shall be in cash. Such payments shall commence as soon as is practicable following the event that triggers the Executive's right to such payment. To the extent funds have been deposited in the Trust, the Company's obligations for payment to the Executive under the terms of this Plan shall be payable from the Trust (other than the payment specified in Section 3.2, unless the provisions of Section 4.2 are applicable). Satisfaction of a payment obligation under this Plan to the Executive from the Trust shall extinguish any obligation on the part of the Company for such payment. The Company may deduct from any payment to the Executive, her Beneficiary or estate pursuant to the terms of the Plan any federal, state or local taxes required by law to be withheld by the Company.

SECTION 7.        FORFEITURE OF BENEFITS.

         7.1 The vested percentage of an Executive's Account shall be determined based on the factors in the table below. Notwithstanding the foregoing, in the event of the Executive's Retirement or death while employed by the Company, or, following a Change in Control, in the event the Executive's employment is terminated (i) involuntarily by the Company without Cause or (ii) voluntarily by the Executive for Good Reason, the Executive's Account shall be 100% vested.

                                TERMINATION OF EMPLOYMENT PRIOR
                               TO A CHANGE IN CONTROL FOR REASONS
                                     OTHER THAN DISABILITY
                          -------------------------------------------          TERMINATION OF EMPLOYMENT
                          Age at Termination    Age at Termination            DUE TO DISABILITY OR AFTER A
YEARS OF SERVICE             less than 55           55 or more                     CHANGE IN CONTROL
-----------------------------------------------------------------------------------------------------------
  Less than 5                   - 0 -                   - 0 -                            - 0 -
---------------------------------------------------------------------------------------------------------------
       5                        - 0 -                   - 0 -                             33%
---------------------------------------------------------------------------------------------------------------
       6                        - 0 -                   - 0 -                             40%
---------------------------------------------------------------------------------------------------------------
       7                        - 0 -                   - 0 -                             47%
---------------------------------------------------------------------------------------------------------------
       8                        - 0 -                   - 0 -                             53%
---------------------------------------------------------------------------------------------------------------
       9                        - 0 -                   - 0 -                             60%
---------------------------------------------------------------------------------------------------------------
       10                        30%                     50%                              67%
---------------------------------------------------------------------------------------------------------------
       11                        36%                     60%                              73%
---------------------------------------------------------------------------------------------------------------
       12                        42%                     70%                              80%
---------------------------------------------------------------------------------------------------------------
       13                        48%                     80%                              87%
---------------------------------------------------------------------------------------------------------------
       14                        54%                     90%                              93%
---------------------------------------------------------------------------------------------------------------
   15 or more                    60%*                   100%                             100%
---------------------------------------------------------------------------------------------------------------

         * 100% in the event the Executive's employment is terminated by the Company without Cause after attaining 15 Years of Service and 52 years of age.

         7.2 If the Executive's employment hereunder is terminated for any reason prior to the Executive being 100% vested in her Account, the Executive shall forfeit all rights to any payments from the Plan or Trust for the nonvested portion of her Account.

SECTION 8. BENEFITS NOT ASSIGNABLE. The right of the Executive or any other person to payment or other benefits under the terms of the Plan shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

SECTION 9.        NO ADDITIONAL RIGHTS GRANTED.

         9.1 Nothing contained herein shall be construed as conferring upon the Executive the right to continue in the employ of the Company as an executive or in any other capacity.

         9.2 Except as otherwise provided by law, neither the establishment of this Plan, nor any modification hereto, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving any Executive or other person any legal or equitable rights against the Company, any officer or employee thereof, or the Trustee, except as herein provided; and the terms of employment of any Executive will not be modified or affected by this Plan.

SECTION 10. AMENDMENT. Except as provided in a written instrument signed by the Company and the Executive, this Agreement may not be canceled, amended, altered or modified.

SECTION 11. MERGER OR CONSOLIDATION. This Plan may be merged or consolidated with, or its assets and/or liabilities may be transferred to any other Plan only if the benefits which would be received by the Executive, in the event of a termination of the Plan immediately after such transfer, merger or consolidation, are at least equal to the benefits the Executive would have received if the Plan had terminated immediately before the transfer, merger or consolidation. Notwithstanding the foregoing, any such merger or consolidation shall be allowed, regardless of the effect on benefits of the Executive, if the Employer and Executive shall agree in writing thereto.

SECTION 12. SUCCESSOR TO THE COMPANY. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Plan and shall entitle the Executive to terminate the Executive's employment for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid.

SECTION 13. TITLE TO ASSETS. No Executive or designated beneficiary will have any right to, or any interest in, any assets of the Trust upon separation from service with the Company except as otherwise provided by the terms of the Plan.

SECTION 14. SEVERABILITY OF PROVISIONS. If any Plan provision is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provision of this Plan, and this Plan will be construed and enforced as if such provision had not been included.

SECTION 15. LEGAL ACTION. In any claim, suit or proceeding concerning the Plan and/or Trust which is brought against the Trustee or the Plan Administrator, this Plan and Trust will be construed and enforced according to the laws of the State of Georgia, to the extent that is not preempted by the provisions of ERISA; and unless otherwise prohibited by law, the Company will reimburse the Trustee and/or the Plan Administrator for all costs, attorneys fees and other expenses associated with any such claim, suit or proceeding.

SECTION 16. CONSTRUCTION. The Company shall have full power and authority to interpret, construe, and administer the Plan and the Company's interpretations and construction thereof, and actions thereunder, including any valuation of the Trust, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No officer, director or shareholder of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to her own willful misconduct or lack of good faith.

SECTION 17. BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and her heirs, executors, administrators, and legal representatives.

SECTION 18. GOVERNING LAW. The Plan shall be construed in accordance with and governed by the law of the State of Georgia.

SECTION 19. HEADINGS. Section and other headings contained in the Plan are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of the Plan or any provision hereof.

SECTION 20. GENDER AND NUMBER. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

SECTION 21. FURTHER ASSURANCES. The parties to this Plan agree to execute and deliver in a timely fashion any and all additional documents to effectuate the purposes of this Agreement.

SECTION 22. COUNTERPARTS. The Plan is executed in multiple counterparts, each of which shall be considered an original, and such counterparts shall, together, constitute and be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                 _______________________________
                                                       Yvonne V. Scoggins

                                                                       EXECUTIVE

                                                 MATRIA HEALTHCARE, INC.
                                                 By: ___________________________
                                                 Title:_________________________

                                                                         COMPANY